                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                        POTOMAC ELECTRIC POWER COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         [Logo of Pepco Appears Here]
                        POTOMAC ELECTRIC POWER COMPANY

                        1900 Pennsylvania Avenue, N.W.

                            Washington, D.C. 20068

                   Notice of Annual Meeting of Shareholders

                                                                 March 21, 2000

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Tuesday, May 9, 2000, at the Hyatt Regency Bethesda Hotel, Crystal Ballroom, One Bethesda Metro Center, Wisconsin Avenue at Old Georgetown Road, Bethesda, Maryland for the following purposes:

 1.  To elect four directors to serve for three years;

 2. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting; and

 3. To transact such other business as may properly be brought before the meeting.

  The holders of the Common Stock of the Company of record at the close of business on Monday, March 20, 2000, will be entitled to vote on each of the above matters

                                         By order of the Board of Directors,

                                         ELLEN SHERIFF ROGERS
                                               Secretary

                               ----------------

                                   IMPORTANT

  You are cordially invited to attend the meeting in person.

  Even if you plan to be present, you are urged to SIGN, DATE AND MAIL the enclosed proxy promptly.

  If you attend the meeting, you may vote either in person or by your proxy.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                        Annual Meeting of Shareholders

                        Potomac Electric Power Company

                                                                 March 21, 2000

  This document provides information concerning the Annual Meeting of Shareholders of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068. This information is furnished by the Board of Directors in connection with its solicitation of proxies to vote on the matters being submitted to a vote at the Annual Meeting.

When and where will the Annual Meeting be held?

  The Annual Meeting will be held at 10:00 a.m. on Tuesday, May 9, 2000, at the Hyatt Regency Bethesda Hotel, Crystal Ballroom, One Bethesda Metro Center, Bethesda, Maryland. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

Who is asking for my vote?

  The Board of Directors of the Company asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be taken at the Annual Meeting on Tuesday, May 9, 2000, or if the Annual Meeting is adjourned, at any later meeting.

What are shareholders being asked to vote on?

1. The election of four directors for three-year terms.

2. A shareholder proposal relating to the election of directors.

How does the Board recommend I vote on the proposals?

1. The Board recommends a vote FOR each of the nominees for director identified in Item 1.

2. The Board recommends a vote AGAINST the shareholder proposal set forth in
Item 2.

How do I vote?

  You may vote in person at the Annual Meeting or by returning your completed proxy card(s) in the enclosed postage-paid envelope. Your signed proxy card(s) will be voted in accordance with your instructions on your proxy card(s), or if you return your signed proxy card(s) but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each of the Company's director nominees and AGAINST the shareholder proposal.

What is the quorum requirement?

  In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of common stock, par value $1 per share (the "Common Stock"), entitled to be voted must be present at the meeting by proxy or in person.

Who is eligible to vote?

  All shareholders of record at the close of business on March 20, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement and a proxy card were first mailed to shareholders of record on or about March 27, 2000.

How many shares can vote?

  At the close of business on the Record Date, the Company had outstanding 118,530,802 shares of Common Stock. Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting.

What shares are included on the enclosed proxy card?

  The number of shares indicated on the enclosed proxy card consists of the number of shares of Common Stock that you hold of record and, if you are a participant in the Potomac Electric Power Company Dividend Reinvestment Plan, the number of shares held for your account under that Plan. If you do not execute and return the proxy card, your shares will not be voted unless you attend the meeting and vote in person.

What does it mean if I get more than one proxy card?

  You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card (other than because you are a participant in the Company's 401(k) savings plan), it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address.

How is stock in the 401(k) plan for employees voted?

  If you are an employee or former employee of the Company who is a participant in the Company's 401(k) savings plan, you will receive a proxy card indicating the number of shares held for your account under the savings plan. If you do not vote these shares, Fidelity Management Trust Company, the trustee for the plan, will vote the shares in your account in proportion to the vote of all of the 401(k) participants who vote their shares.

Can I change my vote after I have returned my proxy card?

  You may revoke your proxy by:

  . sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

  . submitting a properly signed proxy with a later date; or

  . voting in person at the Annual Meeting.

How can I obtain more information about the Company?

  A copy of the Company's 1999 Annual Report to Shareholders was mailed on or about March 3, 2000 to each direct shareholder.

                           1. ELECTION OF DIRECTORS

  At the Annual Meeting, four directors are to be elected to hold office for three-year terms that expire in 2003, and until their respective successors shall have been elected and qualified. Twelve directors constitute the entire Board of Directors.

Can a shareholder nominate someone for election as a director of the Company?

  Under the Company's By-Laws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder's intention to the Company's Secretary at 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, not less than 60 days nor more than 85 days prior to the meeting (or if the Company gives less than 65 days public notice of the meeting, then the written notice must be received no later than the close of business on the fifteenth day following the date of public notice of the meeting). The notice provided to the Secretary must set forth the name, residence and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the name, age, business address, residence address, principal occupation or employment, the class and number of shares of the capital stock of the Company that are beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2001 Annual Meeting at a later date.

  Any shareholder also may recommend for the consideration of the Nominating Committee one or more candidates who would serve as a Company nominee for election as a director. Recommendations for the 2001 Annual Meeting must be received by the Company by November 21, 2000, and must be accompanied by the information described in the preceding paragraph.

What vote is required to elect the directors?

  Nominees for election as directors will be elected by a plurality of the votes cast, meaning the four nominees receiving the largest number of votes will be elected.

How will proxies be voted?

  It is the intention of the persons named in the enclosed proxy card to vote the proxy conferred for the election of the nominees of the Board of Directors named below, unless such authority is withheld. Each nominee has confirmed that he or she is willing to serve as a director. Should any person, prior to the Annual Meeting, become unavailable to serve as a director for any reason, all proxies will be voted for another nominee selected by the Board of Directors.

Who are the nominees for director?

                      NOMINEES FOR ELECTION AS DIRECTORS

                          For Terms Expiring in 2003

                        TERENCE C. GOLDEN, age 55, has been President, Chief Executive Officer and a director of Host Marriott Corporation since 1995. Host Marriott Corporation is based in Bethesda, Maryland and owns lodging properties throughout the world. He has been Chairman of Bailey Realty Corporation since 1991 and Bailey Capital Corporation in Washington, D.C. since 1993. He is also a director of Cousins Properties, Inc. Mr. Golden has been a director of the Company since 1998.
[picture]

                        DAVID O. MAXWELL, age 69, is retired Chairman of the Board and Chief Executive Officer of Fannie Mae, a position he held from 1981-1991. Mr. Maxwell has been a director of the Company since 1993. He is a director of Financial Security Assurance Holdings Ltd.
[picture]

                        FLORETTA D. McKENZIE, age 64, was the founder in 1987 and is the Chairwoman and Chief Executive Officer of The McKenzie Group, Inc., a District of Columbia based educational consulting firm. Dr. McKenzie has been a director of the Company since 1988. Dr. McKenzie is a director of Marriott International, Inc.
[picture]

                        EDWARD F. MITCHELL, age 68, is retired Chairman of the Board of the Company, a position he held from 1992-1999. He was Chief Executive Officer from 1989-1997. He has been a director of the Company since 1980.
[picture]

                        DIRECTORS CONTINUING IN OFFICE

                             Terms Expire in 2001

                        JOHN M. DERRICK, JR., age 60, has been Chairman of the Board of the Company since April 1999. He was President and Chief Executive Officer from October 1997 to April 1999. From 1992 to October 1997 he served as President and Chief Operating Officer of the Company. Mr. Derrick has been a director of the Company since 1994. Mr. Derrick is a director of Washington Real Estate Investment Trust.
[picture]

                        PETER F. O'MALLEY, age 61, is Of Counsel to O'Malley, Miles, Nylen & Gilmore, P.A., a law firm headquartered in Calverton, Maryland. Mr. O'Malley currently serves as the President of Aberdeen Creek Corp., a privately held company engaged in investment, business consulting and development activities. He has been a director of the Company since 1982. Mr. O'Malley is a director of Legg Mason, Inc. and FTI Consulting.
[picture]

                        LOUIS A. SIMPSON, age 63, has been President and Chief Executive Officer of Capital Operations (investments), GEICO Corporation, Washington, D.C. since 1993. He has been a director of the Company since 1990. Mr. Simpson is a director of MediaOne Group, Inc., Pacific American Income Shares, Inc., LM Institutional Fund Advisors 1, Inc. and Science Applications International Corporation.
[picture]

                        DENNIS R. WRAASE, age 56, has been Executive Vice President of the Company since April 1999 and Chief Financial Officer of the Company since 1996. From 1996 until 1999, he was also Senior Vice President of the Company. From 1992 until 1996 he served as Senior Vice President, Finance and Accounting. Mr. Wraase has been a director of the Company since 1998.
[picture]

                        DIRECTORS CONTINUING IN OFFICE

                             Terms Expire in 2002

                        ROGER R. BLUNT, SR., age 69, is Chairman of the Board,
                        President and Chief Executive Officer of Blunt
                        Enterprises, LLC (general contracting and construction
                        management), a Washington-based holding company, that
                        includes Essex Construction, LLC, of which he is
                        Chairman of the Board, President and Chief Executive
                        Officer, and Tyroc Construction, LLC, of which he is
                        Chairman of the Board, President and Chief Executive
                        Officer. Mr. Blunt has been a director of the Company
[Picture]               since 1984.

                        EDMUND B. CRONIN, Jr., age 62, is Trustee, President and Chief Executive Officer of Washington Real Estate Investment Trust, based in Rockville, Maryland, which owns income-producing real estate in the Mid-Atlantic Region. From 1977 until 1994, Mr. Cronin was Chairman and Chief Executive Officer of H.G. Smithy Company and its various operating subsidiaries. Mr. Cronin has been a director of the Company since 1998.
[Picture]

                        JUDITH A. McHALE, age 53, is President and Chief Operating Officer of Discovery Communications, Inc.
                        (DCI), parent company of cable television's Discovery Channel, which is based in Bethesda, Maryland. From 1989 to November 1995, she served as Executive Vice President and General Counsel for DCI. She is a director of John Hancock Financial Services, Inc. Ms. McHale has been a director of the Company since 1998.
[Picture]

                        A. THOMAS YOUNG, age 61, is retired Executive Vice President of Lockheed Martin Corporation. From 1990 until 1995, he was President and Chief Operating Officer of Martin Marietta Corporation. He is a director of the B.F. Goodrich Company and Science Applications International Corporation. Mr. Young has been a director of the Company since 1995.
[Picture]

What are the Committees of the Board? How often did the Board and each Committee of the Board meet in 1999?

  The Board of Directors held six meetings in 1999. There are six Committees of the Board. With the exception of the Executive Committee, the members of each committee are independent, non-employee directors. In 1999, each director attended more than 75% of the aggregate number of Board and Committee meetings of which he or she was a member that were held during the period of his or her service.

  The Audit Committee held six meetings in 1999. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and reviewing the results of the audit with the independent accountant and its comments on the Company's system of internal accounting and financial controls. The Committee also reviews a statement of the independent accountant of all relationships between the independent accountant and the Company and evaluates whether any disclosed relationships could impair the objectivity or independence of the independent accountant. The Committee reviews with the Company's General Manager, Internal Audit the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. The Committee also reviews with management, the independent accountant and the General Manager, Internal Audit the accounting principles applied in financial reporting and compliance with the Company's conflict of interest policy. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

  In carrying out these functions, the Audit Committee represents and assists the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation. Committee members are Directors Blunt (Chairman), Cronin, Golden, McHale, McKenzie, Simpson and Young.

  The Executive Committee held one meeting in 1999. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors Blunt, Derrick, McKenzie, Mitchell (Chairman) and Wraase.

  The Finance Committee held three meetings in 1999. The Committee is responsible for reviewing, approving or ratifying and recommending to the Board, as appropriate, the Company's financial planning, financing program and investment programs, and for reviewing activities, progress and results with respect to such planning and programs. Committee members are Directors Maxwell, Mitchell, O'Malley, Simpson (Chairman) and Young.

  The Nominating Committee held one meeting in 1999. The Committee reviews and recommends to the Board candidates for nomination for election as directors. Committee members are Directors Cronin, Maxwell, McKenzie (Chairman), Mitchell, O'Malley and Young.

  The Human Resources Committee held five meetings in 1999. The Committee reviews and recommends to the Board the Company's annual salary administration program for all exempt employees and makes specific salary recommendations for senior officers and employees, and administers the Company's executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession. Committee members are Directors Blunt, Golden, Maxwell, McHale, O'Malley (Chairman) and Simpson.

What are the directors paid for their services?

  Each of the Company's non-employee directors is paid an annual retainer of $26,000, plus a fee of $1,250 for each Board and Committee meeting attended. Each director who is a Chairman of a Committee is paid an additional retainer of $3,500.

  The Stock Compensation Plan for Directors requires each director who is not an employee of the Company to receive half of his or her $26,000 annual retainer either (i) in shares of Common Stock or (ii) as a Common Stock equivalent deferral under the Company's Deferred Compensation Plan, the value of which corresponds to the market price of the Company's Common Stock. A director may elect to receive up to 100% of his or her retainer and meeting fees in shares of Common Stock or Common Stock equivalents. Common Stock equivalents are credited with additional amounts equal to the dividend payout on the corresponding number of shares of Common Stock, which amounts are deemed reinvested in additional Common Stock equivalents. Common Stock equivalents have no voting rights. A director alternatively may elect to be paid in cash or to defer under the Deferred Compensation Plan the portion of his or her annual retainer and meeting fee payments not required to be invested in Common Stock or Common Stock equivalents. Such deferrals are credited, at the election of the director, with a return equal to the prime rate, or a return on a specified group of funds or a combination of both. Balances under the Deferred Compensation Plan, including Common Stock equivalent balances, are paid out in cash, in either a lump sum or installments, commencing at a time selected by the director.

  On May 1 of each year, each non-employee director is granted an option to purchase 1,000 shares of Common Stock. Each option has an exercise price equal to the market price of the Common Stock on the date of grant. Each option becomes exercisable at the earlier of (i) four years after date of grant or
(ii) fifty percent upon attainment of a target price and the remaining fifty percent upon the attainment of a higher target price. Upon a "change in control," all options become immediately exercisable. Options expire ten years after the date of grant or at such earlier date as specified by the Plan in the event of retirement, death, disability or after termination of service of the director.

  The Company also provides directors with travel accident insurance for Company-related travel and directors' and officers' liability insurance coverage.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of February 29, 2000, for each director, the five executive officers named in the Summary Compensation Table on page 10 and all directors and executive officers as a group (i) the number of shares of Common Stock beneficially owned, (ii) the number of shares acquirable within 60 days pursuant to exercise of stock options, (iii) credited Common Stock equivalents and (iv) the total stock-based holdings. None of such persons beneficially owns shares of any other class of equity securities of the Company. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company's outstanding Common Stock. The following table also sets forth, as of February 29, 2000, the number and percentage of shares of Common Stock owned by all persons known by the Company to own beneficially 5% or more of the Common Stock.

                            Shares of     Common Stock       Deferred       Total
                          Common Stock  Acquirable Within  Common Stock  Stock-Based
Name of Beneficial Owner    Owned/1/         60 Days      Equivalents/2/ Holdings/3/
------------------------  ------------- ----------------- -------------- -----------
Roger R. Blunt, Sr. ....            366        1,000             939         2,305
Edmund B. Cronin, Jr.  .          1,000        1,000           2,976         4,976
John M. Derrick, Jr.  ..         45,951      108,385              -        154,336
Terence C. Golden.......          1,942            0           2,238         4,180
David O. Maxwell........            500        1,000             939         2,439
Judith A. McHale........          2,484            0              -          2,484
Floretta D. McKenzie....          2,140        1,000              -          3,140
Edward F. Mitchell......         72,697        1,000             939        74,636
Peter F. O'Malley.......          1,828        1,000             939         3,767
William J. Sim..........         16,299       13,934              -         30,233
Louis A. Simpson........          2,000        1,000           2,131         5,131
William T. Torgerson....         22,420       21,843              -         44,263
Andrew W. Williams......         25,542       13,934              -         39,476
Dennis R. Wraase........         30,963       21,843              -         52,806
A. Thomas Young.........          1,000        1,000           3,746         5,746
All Directors and
 Executive Officers as a
 Group (25 Individuals).        322,744      201,873          14,847       539,464
                            Shares of
  Name and Address of     Common Stock  Percent of Common
    Beneficial Owner          Owned     Stock Outstanding
  -------------------     ------------- -----------------
Franklin Resources,
 Inc.  .................  11,307,663/4/         9.5%
777 Mariners Island
 Boulevard
San Mateo, CA 94404

(1) Includes shares held under the Company's Dividend Reinvestment Plan and the Employee Savings Plan. Also includes shares awarded under the Company's Long-Term Incentive Plan which will vest over time.
(2) Consists of Common Stock equivalents acquired under the Directors' Deferred Compensation Plan.
(3)Consists of the sum of the three preceding columns.
(4) According to a Schedule 13G, dated January 27, 2000, filed with the Securities and Exchange Commission jointly by Franklin Resources, Inc., Templeton Global Advisors Limited, a subsidiary of Franklin Resources, Inc., and Charles B. Johnson and Rupert H. Johnson, Jr., each a principal shareholder of Franklin Resources, Inc., the Common Stock is beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect advisory subsidiaries of Franklin Resources, Inc. Sole power to vote or to direct the voting of the Common Stock is reported as follows: Templeton Global Advisors Limited: 8,670,846; Franklin Advisers, Inc.: 2,225,000; and Templeton Investment Management Limited: 394,237. Sole power to dispose or to direct the disposition of the Common Stock is reported as follows:
    Templeton Global Advisors Limited: 8,688,426; Franklin Advisers, Inc.:
    2,225,000; and Templeton Investment Management Limited: 394,237.

Section 16(a) Beneficial Ownership Reporting Compliance

  The rules of the Securities and Exchange Commission require that the Company disclose any late filing of the reports of stock ownership (and changes in stock ownership), and any known failure to file these reports, by its directors and executive officers. To the best of the Company's knowledge, all of the filings required to be made by the Company's directors and executive officers were made on a timely basis in 1999.

                          SUMMARY COMPENSATION TABLE

                                                                             Long-Term Incentive
                                   Annual Compensation                              Plan
                          --------------------------------------            ---------------------
                                                                              Awards
                                                                 --------------------------------
                                                                                       Incentive
   Name and Principal                             Other Annual   Restricted               Plan       All Other
        Position          Year  Salary   Bonus   Compensation/1/  Stock/2/  Options/3/ Payouts/4/ Compensation/5/
   ------------------     ---- -------- -------- --------------- ---------- ---------- ---------- ---------------
John M. Derrick, Jr.      1999 $516,667 $191,732     $19,177      $      -         0    $288,930      $51,235
Chairman of the Board,    1998  471,666  143,419      16,251       125,692   108,385     184,692       55,536
President and             1997  410,000        0      13,773             -         -     103,615       54,444
Chief Executive Officer

Dennis R. Wraase          1999 $335,000 $124,317     $ 4,644      $      -         0    $152,798      $37,711
Executive Vice President
 and                      1998  288,333   87,673       4,039        65,360    21,843      84,753       30,010
Chief Financial Officer   1997  250,833        0       3,512             -         -      51,408       28,793

William T. Torgerson      1999 $281,667 $104,525     $ 3,900      $      -         0    $145,688      $26,359
Senior Vice President
 and                      1998  255,000   77,537       3,391        60,332    21,843      83,135       27,499
General Counsel           1997  231,667        0       2,949             -         -      28,669       26,579

Andrew W. Williams        1999 $225,000 $ 63,108     $     0      $      -         0    $ 63,074      $24,556
Group Vice President      1998  208,333   48,729           0        40,221    13,934           -       23,187
                          1997  193,333        0           0             -         -           -       22,834

William J. Sim            1999 $211,000 $ 59,181     $     0             -         0    $ 60,938      $23,261
Group Vice President      1998  198,333   49,396           0        40,221    13,934           -       23,610
                          1997  191,333        0           0             -         -           -       24,431

(1) Other Annual Compensation
  Amounts in this column for each year represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

(2) Restricted Stock
  Amounts in this column for 1998 represent the aggregate market price on the grant date of restricted shares of Common Stock. These shares vest over a four-year period: 20% vested on the first anniversary of the grant date, 20% vest on the second anniversary of the grant date, 20% vest on the third anniversary of the grant date, and the remaining 40% vest on the fourth anniversary of the grant date. The market price does not reflect that the shares are restricted. Dividends are paid on the restricted shares. Dollar amounts shown are for executives who received restricted shares of Common Stock in the years indicated. The number and aggregate market value of the non-vested restricted shares of Common Stock at December 31, 1999 for the five named executives are: 4,000 shares, $95,625 for Mr. Derrick; 2,080 shares, $49,725 for Mr. Wraase; 1,920 shares, $45,900 for Mr. Torgerson; and 1,280 shares, $30,600 each for Messrs. Williams and Sim.

(3) Options
  Amounts in this column represent the number of stock options granted for each year. The shareholders approved the Long-Term Incentive Plan in April 1998 and options were granted for the first time in May 1998. Fifty percent of the options granted in 1998 became exercisable on October 9, 1998 and the remaining 50% became exercisable on June 11, 1999.

(4) Incentive Plan Payouts
  All amounts in this column represent the value of vested Common Stock under the Company's Executive Restricted Stock Performance Award Program. The amount shown for 1999 consists of 33-1/3% of the Common Stock award from the eight month performance cycle ended December 31, 1999, 50% of the Common Stock award from the performance cycle ended December 31, 1998 (the "1998 Cycle"), and 50% of the Common Stock award from the performance cycle ended December 31, 1997 (the "1997 Cycle"), that vested on January 1, 2000. For 1999, amounts also include cash awards which were applicable to the three-year performance cycle ended December 31, 1999 (the "1999 Cycle"). The amounts awarded for the 1999 Cycle for Messrs. Derrick, Wraase, Torgerson, Williams and Sim were $119,722, $57,221, $53,482, $38,355 and $37,940, respectively.
The amount shown for 1998 consists of 50% of the Common Stock award for the 1997 Cycle and 50% of the Common Stock award for the performance cycle ended December 31, 1996 (the "1996 Cycle"), that vested on January 1, 1999. The amount shown for 1997 consists of 50% of the Common Stock award for the 1996 Cycle and 50% of the Common Stock award from the performance cycle ended December 31, 1995, that vested on January 1, 1998. The value of the vested Common Stock was calculated based on the market price of the Common Stock on the day preceding the vesting date. Dollar amounts shown are for executives who were eligible to participate in the Executive Restricted Stock Performance Award Program in the years indicated.

(5) All Other Compensation
  Amounts in this column for 1999 consist of (i) Company contributions to the Savings Plan for Exempt Employees of $7,450, $7,320, $7,450, $4,013 and $7,501 for Messrs. Derrick, Wraase, Torgerson, Williams and Sim, respectively, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $12,563, $7,043, $5,475, $5,754 and $1,962 for
Messrs. Derrick, Wraase, Torgerson, Williams and Sim, respectively, (iii) the term life insurance portion of life insurance written on a split-dollar basis of $3,798, $2,050, $1,765, $940 and $1,420 for Messrs. Derrick, Wraase,
Torgerson, Williams and Sim, respectively, and (iv) the interest on employer paid premiums for split-dollar life insurance of $27,424, $21,298, $11,669, $13,849 and $12,378 for Messrs. Derrick, Wraase, Torgerson, Williams and Sim, respectively. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                  Number of Shares
                                               Underlying Unexercised   Value of Unexercised In-
                                              Options at End of Fiscal  the-Money Options at End
                                                        Year                of Fiscal Year/1/
                                              ------------------------- -------------------------
                           Shares
                          Acquired    Value
                         on Exercise Realized
          Name               (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
John M. Derrick, Jr.....       0         0      108,385          0            0            -
Dennis R. Wraase........       0         0       21,843          0            0            -
William T. Torgerson....       0         0       21,843          0            0            -
Andrew W. Williams......       0         0       13,934          0            0            -
William J. Sim..........       0         0       13,934          0            0            -

(1) Value of Unexercised In-the-Money Options at End of Fiscal Year
The value of unexercised in-the-money options at December 31, 1999 is calculated by multiplying the number of shares by the amount by which the closing price of the Common Stock on the last trading day of 1999, as reported by the New York Stock Exchange, exceeds the option exercise price. The closing price of the Common Stock on the last trading day of 1999 was less than the option exercise price, making the value of the unexercised options zero.

                          LONG-TERM INCENTIVE PLAN--
                          AWARDS IN LAST FISCAL YEAR

                          Performance or
                           Other Period
                         Until Maturation    Threshold          Target          Maximum
Name                        or Payout     Number of Shares Number of Shares Number of Shares
----                     ---------------- ---------------- ---------------- ----------------
John M. Derrick, Jr.....    1999-2001             0             35,000           70,000
                            2000-2002             0             17,500           35,000

Dennis R. Wraase........    1999-2001             0             14,000           28,000
                            2000-2002             0              7,000           14,000

William T. Torgerson....    1999-2001             0             10,000           20,000
                            2000-2002             0              5,000           10,000

Andrew W. Williams......    1999-2001             0              3,000            6,000
                            2000-2002             0              1,500            3,000

William J. Sim..........    1999-2001             0              3,000            6,000
                            2000-2002             0              1,500            3,000

  The preceding table reflects the share awards available under the Company's new Performance Restricted Stock Program established under the Company's Long-Term Incentive Plan. The awards shown are for two performance periods. The first is for a three-year performance cycle covering years 1999-2001; the second is for a three-year performance cycle covering years 2000-2002. The 1999-2001 cycle is a transition cycle because of discontinuance of the prior program which provided for one calendar year performance cycles. Under the new Program, performance cycles will be measured over three-year periods commencing January 1 of each year. The Plan provides for the earning of Common Stock based on the Company's total shareholder return compared to other companies in the S&P Midcap Utility Index. If, during the course of a performance period, a significant event occurs, as determined in the sole discretion of the Board of Directors, which the Board of Directors expects to have a substantial effect on total shareholder performance during the period, the Board of Directors may revise such measures.

  Under the Program, a target performance is established. Each award provides that, following completion of the performance period, the participant will be eligible to earn a number of shares of Common Stock ranging from 0% to 200% of the target performance award to the extent to which the performance objectives are achieved. The shares of Common Stock earned by a participant will vest immediately on the date that the performance award is earned.

                              PENSION PLAN TABLE

                                        Annual Retirement Benefits
                           -----------------------------------------------------
Average Annual Salary                          Years in Plan
 in Final Three Years      -----------------------------------------------------
  of Employment               15       20       25       30       35       40
---------------------      -------- -------- -------- -------- -------- --------
$150,000.................. $ 39,000 $ 53,000 $ 66,000 $ 79,000 $ 92,000 $105,000
$250,000.................. $ 66,000 $ 88,000 $109,000 $131,000 $153,000 $175,000
$350,000.................. $ 92,000 $123,000 $153,000 $184,000 $214,000 $245,000
$450,000.................. $118,000 $158,000 $197,000 $236,000 $276,000 $315,000
$550,000.................. $144,000 $193,000 $241,000 $289,000 $337,000 $385,000
$650,000.................. $171,000 $228,000 $284,000 $341,000 $398,000 $455,000
$750,000.................. $197,000 $263,000 $328,000 $394,000 $459,000 $525,000
$850,000.................. $223,000 $298,000 $372,000 $446,000 $521,000 $595,000

  The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and years of credited service under the Plan at time of retirement. Normal retirement under the Plan is at age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such limitations occur, the Company will pay a supplemental retirement benefit to eligible executives designed to maintain total retirement benefits at the formula level of the Plan. In addition, for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, their retirement benefit will be calculated on the basis of average salary, plus the average of the highest three annual incentive awards in the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits (including supplemental benefits) for the above-named officers are as follows: Mr. Derrick, 60 and 38 years of credit, $644,276; Mr. Wraase, 56 and 30 years of credit, $392,266; Mr. Torgerson, 55 and 30 years of credit, $346,219; Mr. Williams, 50 and 25 years of credit, $268,048; and Mr. Sim, 55 and 30 years of credit, $253,764. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

                Employment Agreements and Severance Agreements

  Messrs. Derrick, Wraase and Torgerson have entered into employment agreements with the Company that provide for each executive's employment through December 10, 2004, and that automatically extend for successive periods of five years thereafter unless the Company or the executive has given notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual base salary in an amount not less than his salary in effect as of December 10, 1999, and incentive compensation as determined by the Board of Directors and (ii) will be entitled to participate in retirement and other benefit plans, and receive fringe benefits on the same basis as other senior executives of the Company.

  Under each of the employment agreements, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement benefits and other benefits provided to similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C., or he is demoted from a senior management position. These benefits include: (i) a lump sum payment in cash equal to three times (x) the sum of the executive's highest base salary rate in effect during the three-year period preceding termination and (y) the higher of (1) the annual target bonus for the year in which the termination of employment occurs or (2) the highest annual bonus received by the executive in any of the three preceding calendar years and (ii) the executive's annual cash incentive award for the year preceding termination of employment, if not yet paid, and a pro rata portion of the executive's annual incentive award for the year in which the executive's employment terminates. In addition, any outstanding shares of restricted stock will become immediately vested, and the executive will be entitled to receive unpaid salary through the date of termination, certain supplemental retirement benefits under existing plans of the Company, and a continuation of premium payments under the Company's split dollar life insurance policy. The agreements also provide that each executive is entitled to receive a gross-up payment equal to the amount of any federal excise taxes imposed upon compensation payable upon termination and the additional taxes that result from such payment.

  Messrs. Williams and Sim have entered into severance agreements with the Company. Each severance agreement provides for the payment of severance benefits to the executive if, within two years following a change in control, which in the case of Mr. Sim includes a sale of all or substantially all of the generation assets, of the Company, any of the following events occur: (i) termination of the employment of the executive by the Company (or a successor company), other than for cause, death, disability or voluntary normal retirement; (ii) termination of employment by the executive for "good reason," defined as the assignment of duties materially inconsistent with the executive's duties prior to the change in control or a material reduction or alteration of his duties, a reduction in the executive's salary or relocation of the executive by more than 50 miles; (iii) the failure or refusal by a successor company to assume the Company's obligations under the agreement; or
(iv) a material breach of the agreement by the Company (or a successor company). The executive also is entitled to severance benefits upon (i) the termination of the executive's employment without cause in contemplation of, but prior to, a change in control or (ii) the occurrence of an event, in contemplation of, but prior to a change in control, constituting "good reason" followed by the executive's voluntary termination of employment within two years after a change in control. The severance benefits consist of: (i) an amount equal to two times the executive's annual base salary (in effect at the time of termination) and annual bonus (average of annual target bonuses during the three years prior to termination) paid in 24 equal monthly installments and (ii) certain welfare benefits for a three-year period after the date of termination. The agreements also provide that each executive is entitled to receive a gross-up payment equal to the amount of any federal excise taxes imposed upon compensation payable upon termination and the additional taxes that result from such payment.

          Human Resources Committee Report on Executive Compensation

  The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the short- and long-term level of Company performance. The Committee recommends specific executive salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan approved by the shareholders effective May 1, 1998. The Committee reviews other elements of compensation and benefits and makes recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management, as it deems appropriate.

Officer Compensation Philosophy

  The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the 30 companies in the S&P Midcap Utility Index (the "S&P Index"). Previously, the Company had used the EEI 100 Index of Investor-owned Electrics (the "EEI Index"). In 1999, the Committee reviewed the available indexes and determined that with the changes taking place in the utility industry an index including companies more closely related to the size of the Company was more appropriate for measuring compensation. The relationship between pay and performance is reinforced by aligning the peer group used for compensation purposes with the same industry peer group used for purposes of comparing total shareholder return.

  The compensation program for executives consists of base salary, annual incentive and long-term incentive components. The combination of these three elements balances short- and long-term business performance goals and aligns officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may, of course, be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals.

  Annual incentive awards are earned based on the Company's financial and operational plans and results, including annual earnings. Long-term incentive awards are in the form of (1) restricted shares of Company Common Stock ("Restricted Stock") which will be earned at the end of three-year performance periods based upon meeting pre-established goals relating to total shareholder returns and/or (2) stock options. The senior executive compensation program is structured so that between 38 and 66 percent of the total compensation opportunity is composed of incentive compensation.

  The Omnibus Budget Reconciliation Act of 1993 included a provision limiting the deductibility of certain executive compensation. For 1999, all compensation earned by the Company's five highest paid executives was completely deductible. In the future the Committee will, considering the best interests of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its executives.

Executive Salaries

  The Committee determines base salary ranges for executives based upon competitive pay practices. Executive salaries correspond to approximately the median of the companies in the S&P Index. Mr. Derrick, Chief Executive Officer, was awarded a 5% salary increase effective May 1, 1999 after the Committee made a compensation assessment within the framework and philosophy outlined above.

Executive Incentive Compensation Plan

  In 1983, the Board of Directors established the Executive Incentive Compensation Plan for Company executives under which the Company is authorized to pay annual cash bonuses. Under the Plan guidelines, awards for the President and Chief Executive Officer, Executive Vice President and Senior Vice President are based upon the Company's progress in achieving plan goals; awards for other executives are based on a combination of corporate goals and individual goals established at the beginning of the year. For awards paid in January 2000 for performance during 1999, the weighted corporate goals were (1) earnings relative to corporate plan, (2) achieving corporate goals for operating and maintenance expense control, (3) capital cost containment and (4) total shareholder return.

  Application of the Plan formula for executives subject to utility earnings goals resulted in an incentive award level of 93% of the target award level (compared to a maximum of 180% of the target), based on utility earnings (which were at the target level), total return to shareholders (second quartile performance compared to the EEI Index) and meeting the cost containment objectives. The Committee increased the incentive to 108% of the target award in recognition of (1) management's accomplishments in obtaining the necessary approvals to implement the Company's strategic objective of divestiture of the generation assets; (2) early completion of and the success of Year 2000 preparations; (3) performance during the two severe storms of 1999; and (4) obtainment of the financial goals while incurring the additional expenses associated with the storms. Under the Plan guidelines, the earnings goal for the Chief Executive Officer was based on consolidated earnings; the award paid to the Chief Executive Officer in January 2000 for 1999 was based on the achievement of 129% of the target award level.

Long-Term Incentive Plans

  In 1996, the Board of Directors adopted a Performance Share Plan. This Plan provided for awards based on the Company's stock performance as compared to a peer index for total shareholder return and market to book ratio, each equally weighted. The awards paid in cash were based on the year-end 1996 market price of the Common Stock and each participant's salary at that date. In January 2000, awards under the Plan formula were made for the performance period 1997 to 1999. For the three-year performance cycle total shareholder return was 40th for the 64 companies comprising the index which resulted in an award of 23 points for this measure. For the same three-year cycle the Company's market to book ratio was 34th for the 64 companies resulting in 34 points. As a result, the Chief Executive Officer was awarded 37.78% of his maximum award potential. Amounts awarded under the Plan are shown in the Summary Compensation Table herein.

  In 1998, the Board of Directors adopted the Restricted Stock Annual Objective Performance Program, pursuant to the Long-Term Incentive Plan. This Program provided for the award of Restricted Stock, which would vest over three years in equal installments once earned, based on a participant's annual performance related to specific goals. Since individual performance against goals determined a participant's award, awards for participants ranged from 100% to 150% depending upon their respective attainment of goals. The Committee reviewed the performance of the Chief Executive Officer and other senior executives and awarded the Chief Executive Officer 133% of the target award or 8,000 shares of Common Stock for his performance in 1999. Due to the adoption of a new program discussed below this Program has been discontinued.

  In 1999, the Board of Directors adopted a new Performance Restricted Stock Program replacing the Restricted Stock Annual Objective Performance Program. The new Program provides for awards of Restricted Stock based on total shareholder return as the only measurement. Performance is compared to the other companies in the S&P Index. Target awards require performance above the median for the S&P Index and awards can range from 0% to 200% of the target award based on performance. Restricted Stock, if any, earned under the Program will vest immediately upon the determination of the Board of the extent to which the performance objectives have been satisfied. The Board of Directors approved a transitional plan for senior executives covering the 1999-2001 performance period because of the transition from an annual to a three-year performance period. Amounts awarded under the newly adopted Program for the performance cycles beginning January 1, 2000 and the transitional cycle are set forth in the table titled "Long-Term Incentive Plan--Awards in Last Fiscal Year" contained herein.

  To further ensure alignment of executive compensation with other companies in the industry, the Board of Directors, after conducting market surveys, approved annual stock option grants for executives. The option exercise price is equal to the market price of the Common Stock on January 1, 2000. The options vest in four equal amounts over four years. The Program and stock option grants have been expanded to include approximately 35 executives.

                                         HUMAN RESOURCES COMMITTEE
                                         Peter F. O'Malley, Chairman
                                         Roger R. Blunt, Sr.
                                         Terence C. Golden
                                         David O. Maxwell
                                         Judith A. McHale
                                         Louis A. Simpson

                            Performance Presentation

  The following chart compares Pepco's five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five year cumulative total return on the EEI 100 Index of Investor-owned Electrics (the "EEI Index"), the Dow Jones Utilities Index and the S&P Midcap Electric Utilities Index (the "S&P Index"). The Company has included the S&P Index in the performance presentation chart this year, and intends to use the S&P Index in the future, because in 1999 the S&P Index was substituted for the EEI Index as the Company's peer group for executive compensation comparison. The Company believes that use of the S&P Index for compensation and total shareholder return purposes recognizes the changes taking place in the utility industry and aligns the Company more closely with companies of the same relative size.

                        [Performance Graph Appears Here]

                      1994      1995      1996      1997       1998      1999
                      ----      ----      ----      ----       ----      ----

Pepco                $100.00   $153.76   $160.70   $172.54    $187.51   $174.58
EEI                  $100.00   $131.02   $132.59   $168.88    $192.34   $156.57
Dow Jones Utilities  $100.00   $132.15   $144.08   $177.23    $210.18   $198.37
S & P Midcap Elec    $100.00   $131.84   $136.05   $172.68    $198.48   $168.37
  Utilities

                         Independent Public Accountants

  The Board of Directors of the Company appointed PricewaterhouseCoopers LLP as Independent Public Accountants for the Company for the year 1999 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 2000. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            2. SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 200 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

  "RESOLVED: That the shareholders of Pepco recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

  The following statement has been supplied by the shareholder submitting this proposal:

  "REASONS: Until recently, directors of Pepco were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

  "Last year the owners of 22,521,399 shares, representing approximately 26.1% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

                          END OF SUPPORTING STATEMENT

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

  Mrs. Davis has submitted this proposal at each of the Company's last eleven Annual Meetings. In each instance, the proposal was defeated.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system which has been in place since 1987, providing for the election of directors for three-year terms on a staggered bases, rather than one-year terms, has enhanced the continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, has permitted it to represent more effectively the interests of all shareholders.

What vote is required to adopt this proposal?

  Adoption of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of the Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present.

How are the votes counted?

  Abstentions will be deemed present and entitled to vote for the purpose of determining whether the shareholder proposal is approved. Broker non-votes are not considered present and entitled to vote. If no voting instructions are given by a shareholder, a properly executed proxy will be voted against the shareholder proposal.

                       RECEIPT OF SHAREHOLDER PROPOSALS

What is the deadline for submission of shareholder proposals for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting?

  Shareholder proposals must be received by the Company by November 21, 2000 in order to be considered for inclusion in the Proxy Statement for next year's Annual Meeting.

May a shareholder introduce a resolution for a vote at the Annual Meeting?

  The Company's By-Laws contain an advance notice provision which requires that for a shareholder to bring business properly before a future annual meeting, the shareholder must give timely written notice to the Company's Secretary at 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, not less than 60 days nor more than 85 days prior to the meeting (or if the Company gives less than 65 days public notice of the meeting, then the written notice must be received no later than the close of business on the fifteenth day following the date of public notice of the meeting). The shareholder's notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the annual meeting, the name and record address of the shareholder, the class and number of shares owned by the shareholder and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2001 Annual Meeting at a later date.

              3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

  The Board of Directors knows of no other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

  If any other matter should properly come before the meeting, your signed proxy card gives discretionary authority to the individuals named to vote on such matters in accordance with their best judgment.

                               ----------------

How can proxies be solicited and who pays for the costs involved?
  In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company will bear the costs of solicitation of proxies. The Company will reimburse banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners.

                                                  [Logo of Recycle Appears Here]
                                                  Printed on recycled paper.

                         POTOMAC ELECTRIC POWER COMPANY
                         1900 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20068
                 Annual Meeting of Shareholders -- May 9, 2000             PROXY
[Pepco Logo]

The undersigned hereby appoints JOHN M. DERRICK, JR., DENNIS R. WRAASE and WILLIAM T. TORGERSON and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Tuesday, May 9, 2000 at 10 a.m. at the Hyatt Regency Bethesda Hotel, One Metro Center, Bethesda, Maryland, and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. Unless indicated to the contrary, this Proxy shall be deemed to grant authority to vote FOR Item 1 and AGAINST Item 2.

                      This Proxy is solicited on behalf of
            the Board of Directors of Potomac Electric Power Company
                           Continued on reverse side
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[Pepco Logo]                                                          PROXY
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   1.ELECTION OF DIRECTORS    FOR all nominees           WITHHOLD AUTHORITY
                                listed below             to vote for all
                           (except as marked to the      nominees listed
                              contrary below) [_]            below [_]



    (To withhold authority for any individual nominee strike a line through the nominee's name in the list below.)
    Four to serve for three years

   Terence C. Golden  David O. Maxwell  Floretta D. McKenzie  Edward F. Mitchell
   -----------------------------------------------------------------------------
         The Board of Directors recommends a vote "AGAINST"
         Item 2 below

   2. Shareholder proposal relating to the election of    FOR  AGAINST  ABSTAIN
      Directors........................................   [_]    [_]      [_]





   Sign here
   as name  X ____________________________________ (L.S.)
   appears  X ____________________________________ (L.S.)    Date _____ , 2000
   above
  Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.